Exhibit 99.1

Cephalon Files Patent Infringement Lawsuit

Against Teva Pharmaceuticals

Frazer, Pa., — December 2, 2009 — Cephalon, Inc. (Nasdaq: CEPH) today announced that it has filed a lawsuit in U.S. District Court in Delaware against Teva Pharmaceuticals USA, Inc. for infringement of U.S. Patent Nos. 7,132,570 (the “‘570 Patent”), 7,297,346 (the “‘346 Patent”) and RE37,516 (the “516 Patent”) for the Cephalon product NUVIGIL® (armodafinil) Tablets [C-IV].  Cephalon has a three-year period of marketing exclusivity for NUVIGIL that extends until June 15, 2010.  In addition, including the six-month pediatric extension, the ‘516 Patent, the ‘346 Patent, and the ‘570 Patent expire on April 6, 2015, May 29, 2024, and June 18, 2024, respectively. Teva did not challenge Orange Book-listed U.S. Patent No. 4,927,855 (the “‘855 Patent”), which provides additional protection until October 22, 2010, the expiration date of the ‘855 Patent.

The lawsuit is based upon an Abbreviated New Drug Application (ANDA) filed by Teva seeking FDA approval for a generic equivalent of armodafinil to be sold in the United States.  Teva alleges that the above NUVIGIL patents are invalid, unenforceable and/or will not be infringed by Teva’s manufacture, use or sale of the product described in its ANDA.

“We believe that our NUVIGIL patents, approved by the US Patent & Trademark Office, are valid, enforceable and are infringed by the proposed Teva ANDA product ,” said Jerry Pappert, Executive Vice President and General Counsel.  “Our patent position for this product is strong and we intend to vigorously defend our intellectual property.”

The filing of this lawsuit is provided for by the Hatch-Waxman Act, a federal statute governing certain aspects of generic drug approvals.  Under that statute, the filing of the lawsuit stays any FDA approval of the Teva ANDA until the earlier of entry of a district court judgment finding the patents invalid or not infringed or 30 months from the company’s October 2009 receipt of a Paragraph IV certification letter from Teva.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa. The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris. Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries. Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL (armodafinil) Tablets [C-IV], TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts, including statements regarding whether the Teva ANDA product infringes the NUVIGIL patents, the strength of Cephalon’s patent position for NUVIGIL or Cephalon’s intention to defend the NUVIGIL intellectual property. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Contacts:

Media

Sheryl Williams

610-738-6493

swilliam@cephalon.com

Investors

Robert (Chip) Merritt

610-738-6376

cmerritt@cephalon.com